EBITDA is defined as net earnings before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is presented because (i) we use EBITDA to measure our liquidity and financial performance and (ii) we believe EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. Our EBITDA calculation is not an alternative to operating earnings under accounting principles generally accepted in the United States of America, or GAAP, as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our current debt instruments. The definition of EBITDA used in our current debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. The following table reconciles net earnings as shown in Bucyrus’ Consolidated Statements of Earnings to Adjusted EBITDA:

Reconciliation of Bucyrus Net Earnings to Adjusted EBITDA

2006
(Dollars in Thousands)
Net earnings	$70,344
Interest income	(663)
Interest expense	3,693
Income taxes	26,930
Depreciation	12,892
Amortization (a)	2,827

EBITDA	116,023
Non-cash stock compensation expense	4,284
Restructuring and other items (b)	1,583

Adjusted EBITDA	$121,890

(a)	Includes amortization of intangible assets and debt issuance costs
(b)	Other items include severance charges and net losses from sale of fixed assets

The following table reconciles DBT’s unaudited 2006 net earnings to Adjusted EBITDA:

Reconciliation of DBT Net Earnings to Adjusted EBITDA

2006
(Dollars in Thousands)
Net earnings	$66,300
Interest expense (income), net	5,800
Income tax expense	32,900
Depreciation and amortization	19,600

EBITDA	124,600
Net gains on sale of fixed assets	(3,300)
Other Items	20,100

Adjusted EBITDA	$141,400

Information was prepared by DBT management and is unaudited and is subject to change upon receipt of audited financial statements for 2006. Dollars were converted from Euros using USD/EUR average historical exchange rate of 1.256.